UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 6, 2006


                            EAGLE BULK SHIPPING INC.
           (Exact name of each Registrant as specified in its Charter)



        Marshall Islands                  000-51366            98-0453513
   (State or other jurisdiction       (Commission File       (IRS employer
of incorporation or organization)          Number)         identification no.)

      477 Madison Avenue                                          10022
      New York, New York                                        (Zip Code)

    (Address of principal
      executive offices)


(Registrant's telephone number, including area code): (212) 785-2500


                   (Former name or former address, if changed
                              since last report.)
                                 Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities
      Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD

         On July 6, 2006 the Company issued a press release announcing receipt of a commitment to increase the size of its credit facility to $450 million. A copy of the press release is attached as Exhibit 99.1.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


July 7, 2006
                                 EAGLE BULK SHIPPING INC.


                                 By: /s/ Sophocles N. Zoullas
                                     --------------------------------
                                         Sophocles N. Zoullas
                                         Chief Executive Officer and President

                                                                   Exhibit 99.1
                                                                   ------------

Eagle Bulk Shipping Inc. Increases Size of Credit Facility to $450 Million

NEW YORK, July 6, 2006 -- Eagle Bulk Shipping Inc. (NasdaqGS: EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced that the Company has received a commitment from its lender, the Royal Bank of Scotland plc, to increase and amend its revolving credit facility to $450 million from $330 million.

Sophocles Zoullas, Chairman and Chief Executive Officer, commented, "The Company's amended credit facility will enhance our ability to achieve our business goals and lowers our overall cost of capital. The facility's increased size will result in the Company having an undrawn commitment of over $230 million once our latest vessel acquisitions announced on June 23, 2006 are completed. We believe that the continued support of the Royal Bank of Scotland plc in increasing the size of the facility on an unsyndicated basis underscores the Company's sound business model. Additionally, we believe that the facility's amended credit terms will prove beneficial to the Company, and therefore our shareholders, as we grow the business going forward."

The entire $450 million facility will be available for a period of six years from the availability date, compared to four years remaining in the commitment period of the Company's existing facility. There are no principal repayment obligations during this initial six-year period. Over the remaining four years, the facility will reduce in semi-annual amounts of $25,000,000 with a final reduction of $250,000,000 occurring simultaneously with the last semi-annual reduction.

The amended facility, which is subject to the execution of definitive documentation, will bear interest at the rate of 0.75% to 0.85% over LIBOR (decreased from 0.95% over LIBOR), depending upon the amount of debt drawn as a percentage of the value of the Company's vessels. The Company will pay a commitment fee of 0.25% per annum (decreased from 0.40%) on the undrawn amount of the facility.


About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S.-based owner of Handymax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts, as well as the completion and acceptance of definitive documentation. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the U.S. Securities and Exchange Commission.

Visit our website at http://www.eagleships.com

CONTACT:  Eagle Bulk Shipping Inc.
          Investors:
          Alan Ginsberg
          212-785-2500

          Mandelbaum & Morgan
          Media:
          Jonathan Morgan
          212-741-0014


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